Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Corporation Reports Second Quarter 2010
Operating and Financial Results
conference call begins at 9:00 a.m. eastern time

TARRYTOWN, N.Y. (August 6, 2010) – EpiCept Corporation (Nasdaq and Nasdaq OMX Stockholm Exchange: EPCT) today announced operating and financial results for the three and six months ended June 30, 2010, and provided an update with respect to the Company’s key business initiatives.

“The filing of the New Drug Application (NDA) for Ceplene® with the U.S. Food and Drug Administration (FDA) was the highlight of our second quarter,” commented Jack Talley, President and Chief Executive Officer of EpiCept. “Also during the quarter our commercial partner Meda moved very quickly to launch Ceplene® in the United Kingdom and Germany, and filed applications for reimbursement in France, Italy and Spain. It will take time for Ceplene’s adoption to become widespread throughout Europe, but we believe Meda is implementing a marketing strategy that ultimately will maximize Ceplene’s impact in Europe in the treatment of AML patients in first remission and provide meaningful financial returns to both Meda and EpiCept,” he added.

Business Update

•	Ceplene® — approved in the European Union for administration with low-dose interleukin-2 (IL-2) for the remission maintenance and prevention of relapse of patients with Acute Myeloid Leukemia (AML) in first remission; AML is the most deadly form of leukemia in adults. The product has been licensed to Meda AB of Sweden to market and sell in Europe and certain Pacific Rim countries.

In June 2010, EpiCept submitted an NDA with the FDA to market Ceplene® with low-dose IL-2 for the prevention of relapse of AML patients in first remission. Ceplene® has been granted orphan drug status in the United States, which provides seven years of marketing exclusivity from the approval date. Marketing applications are also under regulatory review in Canada and Israel.

EpiCept intends to market Ceplene® in the United States. During the second quarter of 2010 the company added a senior director of marketing to assist in the design and implementation of a U.S. marketing and launch strategy. Significant pre-approval activities are underway in order to facilitate a timely commercial launch of Ceplene® upon receipt of regulatory approval. A marketing strategy is being devised that is tailored to current treatment paradigms in the U.S. and also reflects the experiences from the European strategy being executed by Meda. EpiCept believes that it can effectively reach target physicians in the U.S. with a specialty sales force.

Adoption of Ceplene is likely to be an ongoing process. Modifications to treatment patterns in orphan diseases like AML are heavily influenced by a small number of key academic thought-leaders at major institutions with nationally recognized expertise. Each market requires time to build awareness, acceptance and adoption of the treatment. Meda launched marketing activities during the second quarter of 2010 in the United Kingdom, Germany and Austria. In each of these markets Meda has tailored a specific strategy for gaining acceptance and generating usage of Ceplene®/IL-2. Sales of Ceplene® are expected to be modest in 2010 and 2011 and to grow significantly thereafter.

In the U.K., Meda has deployed a team of medical science liaisons to call on Key Opinion Leaders (KOLs) to educate them on Ceplene’s clinical benefits. The KOLs will help to establish new treatment guidelines and include the product on national cooperative group studies that will provide exposure and credibility. At several leading hematology centers in England, agreements have been completed to allow applications for inclusion of Ceplene®/IL-2 on their respective formularies, which once accepted will allow hematologists to prescribe Ceplene® for their patients. Progress has been made at both private and National Health Service hospitals. Meda has also applied to the Scottish Medicines Council for approval to sell Ceplene® in Scottish medical centers. Formulary approvals are expected to occur over the remainder of 2010.

In Germany, the marketing strategy is similarly focused on KOLs. The strategy requires the involvement of KOLs to use Ceplene® initially in their clinical trials while key Meda account managers implement a sales and marketing program based on one-on-one meetings, placement of journal advertisements, and product presence at national and international congresses.

Ceplene® is expected to be rolled out to other countries in the European Union over the next 12 months. Applications for product reimbursement have been submitted and must be approved by the remaining Big Five European countries of France, Italy and Spain before a formal commercial launch can occur. These approvals are expected to be received before the end of the year.

EpiCept is continuing patient enrollment into its post-approval clinical study with Ceplene®. The Company plans to enroll up to 150 patients at approximately 30 centers across Europe with sites in Sweden, Belgium, France, the U.K., Spain, Germany and Italy. The two primary objectives of the study are to further demonstrate the clinical pharmacology of Ceplene® by assessing certain immunologic biomarkers in AML patients in first remission, and to measure the effect of Ceplene® and low-dose IL-2 on minimal residual disease in the same patient population. The Company intends to use this data to meet its post-approval commitment and to seek a refinement of Ceplene’s European labeling. The data will also have value to prescribing hematologists. Enrollment into the trial is on track and data is expected beginning in late 2011.

EpiCept’s efforts to expand the uses for Ceplene® in other hematologic diseases via a study led by Groupe Francophone des Myélodysplasies continued during the quarter. A study that will examine the effects of Ceplene® and low-dose IL-2 in combination with Vidaza® (azacitidine) in the treatment of patients with higher risk myelodysplastic syndrome (MDS), a bone marrow disease that can progress to AML, is nearing commencement. This study is expected to enroll patients beginning later this year.

•	EpiCeptTM NP-1 — a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. alone. EpiCeptTM NP-1 is currently being studied in a chemotherapy-induced peripheral neuropathy trial being conducted by the National Cancer Institute (NCI)-funded Community Clinical Oncology Program. The 400-patient enrollment target in this study has been exceeded and top-line data should be available before year-end 2010. EpiCept intends to partner NP-1 prior to the commencement of the Phase III program, and ultimately to have that partner market the product globally upon approval. Partnership discussions are continuing.

•	CrolibulinTM — a vascular disruption agent that has demonstrated potent anti-tumor activity in both preclinical and early clinical studies. The Company is anticipating the initiation this year of a Phase Ib trial for the compound in combination with the standard dose of appropriate chemotherapy in several solid tumor types.

•	Azixa™* — a compound discovered by EpiCept and licensed to Myrexis, Inc. (formerly Myriad Pharmaceuticals, Inc.), as part of an exclusive, worldwide development and commercialization agreement. Myrexis is currently conducting Phase II trials for Azixa™ and provided an update on the progress of the trials at the meeting of the American Society of Clinical Oncology (ASCO) in June 2010. In the Glioblastoma multiforme study, six subjects achieved stable disease and two subjects had achieved partial responses. One subject’s partial response duration was 7.8 months; the additional patient’s response was, at the time of the ASCO report, 16 months in duration and has been classified as almost a complete response. Additional data collection is ongoing in this study. The dosing of the first patient in a Phase III trial for Azixa™ triggers a milestone payment to EpiCept.

Financial and Operating Highlights

For the second quarter of 2010, the net loss attributable to common stockholders was $4.9 million, or $0.11 per share, compared with a net loss attributable to common stockholders of $7.1 million, or $0.18 per share, for the second quarter of 2009. For the six months ended June 30, 2010, the net loss attributable to common stockholders was $9.4 million, or $0.21 per share, compared with a net loss attributable to common stockholders of $29.6 million, or $0.81 per share, for the six months ended June 30, 2009.

For the six months ended June 30, 2009, other expense, net amounted to $20.0 million consisting primarily of interest expense incurred as a result of the conversion of $24.5 million of the Company’s 7.5556% convertible subordinated notes due 2014 into approximately 9.1 million shares of its common stock. As of June 30, 2010, EpiCept had cash and cash equivalents of $8.3 million and 50.4 million shares outstanding.

Second Quarter and Six Months 2010 vs. Second Quarter and Six Months 2009

Revenue
The Company recognized revenue of $0.3 million during the second quarter of 2010, compared with $0.1 million during the second quarter of 2009. The Company recognized revenue of $0.4 million during the six months ended June 30, 2010, compared with $0.2 million during the six months ended June 30, 2009. For the second quarter of 2010, revenue consisted primarily of the recognition of license fee payments previously received from Meda, Myrexis, Endo Pharmaceuticals and Durect, revenues from the sales of Ceplene® to Meda and product royalties. For the second quarter of 2009, revenue consisted primarily of the recognition of license fee payments previously received from Myrexis, Endo Pharmaceuticals and Durect.

Selling, General and Administrative Expense
Selling, general and administrative expense in each of the second quarters of 2010 and 2009 was $1.7 million. Selling, general and administrative expense in both of the six months ended June 30, 2010 and 2009 was $3.8 million. Selling expense is expected to increase during the year and to offset reductions in general and administrative expenses as the Company prepares to market Ceplene® in the U.S. upon receipt of marketing approval.

Research and Development (R&D) Expense
R&D expense in the second quarter of 2010 decreased by approximately 32%, or $1.2 million, to $2.6 million compared with $3.8 million in the second quarter of 2009. R&D expense for the six months ended June 30, 2010 decreased by approximately 12%, or $1.4 million, to $4.6 million compared with $6.0 million for the six months ended June 30, 2009. The decrease in R&D expense was primarily related to lower salary and salary-related expenses and facility costs related to closing our research facility in San Diego in 2009, partially offset by higher regulatory fees and clinical trial expenses for Ceplene®. A substantial portion of the Company’s R&D expense in 2010 related to regulatory costs associated with our NDA filing of Ceplene® and follow-up with respect to our NDS in Canada.

Other Income (Expense)
Other income (expense) during the second quarter of 2010 amounted to net expense of $0.8 million, compared with net expense of $1.6 million in the second quarter of 2009. Other income (expense) for the six months ended June 30, 2010 amounted to net expense of $1.4 million, compared with net expense of $20.0 million for the six months ended June 30, 2009. The primary component of other income (expense) in both quarters is interest expense and foreign exchange loss. The first six months of 2009 included $19.8 million of interest expense, which included $10.5 million in amortization of debt issuance costs and debt discount related to the conversion of $24.5 million of the Company’s 7.5556% convertible subordinated notes due 2014 into approximately 9.1 million shares of its common stock. Other expense, net for the six months ended June 30, 2010 was impacted by a $1.2 million foreign exchange loss incurred as a result of the increased strength of the U.S. dollar compared with the euro.

Liquidity

As of June 30, 2010 EpiCept had $8.3 million in cash and cash equivalents. In May 2010 the Company received a $2 million payment from Meda in connection with the first commercial sale of Ceplene® in a major European country. In June 2010, the Company sold approximately 6.1 million shares of common stock and warrants to purchase approximately 11.0 million shares of common stock for gross proceeds of $6.7 million, or $6.2 million net of $0.5 million in transactions costs. We also raised proceeds of $0.1 million from sales of our common stock through our At-the-Market program through June 30, 2010. The Company believes that existing cash resources are sufficient to fund operations into the fourth quarter of 2010. We expect to receive cash from certain licensing activities and upon achievement of specified clinical milestones. We may seek alternative sources of financing, such as issuing additional debt or equity, should these funds be insufficient to timely meet the Company’s liquidity requirements.

In February 2010 EpiCept established an At-the-Market offering program through which the Company may, from time to time, offer and sell shares of its common stock having an aggregate offering price of up to $15.0 million through its sales agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on The Nasdaq Capital Market or, to the extent allowable by law, the Nasdaq OMX Stockholm Exchange, at market prices. The Company has agreed to suspend the use of its At-the-Market program for a minimum of 90 days from the date of its June 2010 common stock offering.

Conference Call

EpiCept will host a conference call to discuss these results and answer questions on August 6, 2010 beginning at 9:00 a.m. Eastern Time.

To participate in the live call and be able to participate in the question and answer session, please dial from the United States or Canada (877) 809-8594 or from international locations (706) 758-9407 (please reference access code 92351485) prior to the start of the conference. The conference call will also be broadcast live in listen-only mode on the Internet and may be accessed at www.epicept.com. The web cast will be archived for 90 days.

A telephone replay of the call will be available for seven days by dialing from the United States or Canada (800) 642-1687 or from international locations (706) 645-9291 (please reference reservation number 73229260).

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead product is Ceplene®, which has been granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission. The Company has two oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors. The Company’s pain portfolio includes EpiCept™ NP-1, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that the development of our other apoptosis product candidates will not be successful, the risk that clinical trials for EpiCeptTM NP-1 or crolibulinTM will not be successful, the risk that EpiCept™ NP-1 or crolibulinTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for EpiCept™ NP-1 on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

*Azixa is a registered trademark of Myrexis, Inc.

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	June 30,	December 31,
	2010	2009
Cash and cash equivalents	$8,347	$5,142
Inventory	1,621	1,315
Property and equipment, net	290	360
Total assets	11,429	7,514
Accounts payable and other accrued liabilities	5,276	4,054
Deferred revenue	14,257	9,622
Notes and loans payable	1,350	1,952
Total stockholders’ deficit	(10,211)	(9,079)
Total liabilities and stockholders’ deficit	$11,429	$7,514

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share data)
	For Three Months Ended June 30,		For Six Months Ended June 30,
	2010	2009	2010	2009
Product net revenues	53	—	65	—
Licensing and other revenues	198	91	381	206

Total net revenues	$251	$91	$446	$206

Operating expenses:
Cost of product net revenues	62	—	90	—
Selling, general and administrative	1,721	1,728	3,777	3,755
Research and development	2,552	3,813	4,592	5,983

Total operating expenses	4,335	5,541	8,459	9,738

Loss from operations	(4,084)	(5,450)	(8,013)	(9,532)

Other income (expense):
Interest income	1	8	3	15
Foreign exchange (loss) gain	(728)	382	(1,244)	92
Interest expense	(78)	(1,714)	(138)	(19,833)
Change in value of warrants and derivatives	—	(305)	—	(305)

Other income (expense), net	(805)	(1,629)	(1,379)	(20,031)

Net loss before income taxes	(4,889)	(7,079)	(9,392)	(29,563)
Income taxes	—	—	(5)	(4)

Net loss	$(4,889)	$(7,079)	$(9,397)	$(29,567)
Basic and diluted loss per common share	$(0.11)	$(0.18)	$(0.21)	$(0.81)

Weighted average common shares outstanding *	44,274,642	39,727,916	44,217,770	36,330,240

• Reflects a 1:3 reverse split effected in January 2010.

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)
	Six Months Ended June 30,
	2010	2009
Net cash used in operating activities	$(2,755)	$(20,877)
Net cash provided by (used in) investing activities	45	(64)
Net cash provided by financing activities	5,916	34,254
Effect of exchange rate changes on cash	(1)	(4)

Net increase (decrease) in cash and cash equivalents	3,205	13,309
Cash and cash equivalents at beginning of period	5,142	790

Cash and cash equivalents at end of period	$8,347	$14,099

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders Deficit Data
(in $000s)
	Six Months Ended June 30,
	2010	2009
Stockholders’ deficit at beginning of period	$(9,079)	$(17,730)
Net loss for the period	(9,397)	(29,567)
Stock-based compensation expense	437	689
Foreign currency translation adjustment	1,439	(113)
Share, option and warrant issuance	6,350	18,823
Exercise of options and warrants	39	—
Conversion of convertible subordinated notes into common stock	—	24,500

Stockholders’ deficit at end of period	$(10,211)	$(3,398)

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